EXHIBIT 4.2

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE OR AS PAYMENTS DUE UNDER THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND NONE OF THEM MAY BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THE NOTE OR SUCH SECURITIES, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

CONVERTIBLE STOCK-PAYABLE PROMISSORY NOTE

$1,000,000	Cary, North Carolina
(payable in shares of Common Stock)	January 15, 2010

For value received, Cicero Inc., a Delaware corporation (the "Company"), HEREBY UNCONDITIONALLY PROMISES TO PAY to SOAdesk, LLC, a Delaware limited liability company (the "Holder"), or its permitted assigns, the principal sum of ONE MILLION Dollars ($1,000,000) (the “Original Principal Amount”), together with interest from the date of this Note on the unpaid principal balance at a rate equal to five percent (5%) simple interest per annum, or the maximum amount permitted by law, whichever is less, in each case payable through the issuance of shares of Common Stock, par value $0.001, of the Company (the “Common Stock”) valued at the then-applicable Conversion Price (as defined below). The simple interest rate shall be computed on the basis of the actual number of days elapsed and a year of 365 days.  All unpaid principal, together with the balance of unpaid and accrued interest and other amounts payable hereunder, if not converted by the Holder pursuant to the provisions of Section 4 below, shall be due and payable, and shall be paid through the issuance of shares of Common Stock valued at the then-applicable Conversion Price, on the earlier of (i) five (5) years from the date set forth above, unless extended pursuant to the terms of this Note (the "Maturity Date") or (ii) upon the occurrence of an Event of Default (as defined below).  The obligations of the Company owed to the Holder are unsecured.  For the avoidance of doubt, this Note shall entitle the Holder thereof to receive shares of Common Stock (issuable upon conversion of the Note and/or on the Maturity Date or upon an Event of Default (as defined below)) and shall not entitle the Holder to any payments in cash at any time.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.

Definitions.  As used in this Note, the following capitalized terms have the following meanings:

(a)

“Conversion Price” shall mean $0.15 per share, subject to adjustment in accordance with Section 6.

(b)

“Conversion Shares” shall mean those shares of Common Stock issued to Holder upon Holder’s conversion or as payment of all or part of the principal and interest owed under this Note pursuant to Section 5 below.

(c)

"Obligations" shall mean all principal and accrued interest due hereunder.

2.

Issuance.  This Note is the Convertible Stock-Payable Promissory Note issued pursuant to that certain Asset Purchase Agreement, dated as of January 15, 2010, between the Company and the Holder, and is subject to the provisions thereof with respect to indemnification and set-off in respect thereof.

3

Events of Default.  The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

(a)

Payments and Issuance of Common Stock.  The Company shall fail to pay (i) when due all principal on the Maturity Date, or (ii) all interest or other payment required under the terms of this Note on the Maturity Date, in each case through the issuance of shares of Common Stock valued at the then-applicable Conversion Price.

(b)

Insolvency.  (i) The Company shall be dissolved, liquidated, wound up or cease its corporate existence, except to the extent expressly permitted hereunder; or (ii) the Company (A) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (B) shall voluntarily cease to conduct its business in the ordinary course, except to the extent expressly permitted hereby; (C) shall commence any Insolvency Proceeding with respect to itself; or (D) shall take any action to effectuate or authorize any of the foregoing.  As used herein, "Insolvency Proceeding" means (i) any case, action or proceeding before any court or other governmental agency or authority relating to Bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code; and "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy".

(c)

Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within thirty (30) days after commencement, filing or levy; (ii) the Company admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefore), or other similar Person for itself or a substantial portion of its property or business.

If any Event of Default shall occur and be continuing, the Holder may, by notice to the Company, (i) declare the entire outstanding Obligations payable by the Company hereunder to be forthwith due and payable through the issuance of shares of Common Stock valued at the then-applicable Conversion Price, whereupon the principal hereof, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in paragraph 3(c) above shall occur, the result which would otherwise occur only upon giving of notice by the Holder to the Company as specified above shall occur automatically, without the giving of any such notice; and (ii) exercise all rights and remedies available to the Holder under the Agreement and applicable law.  The rights and remedies under the Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Holder.  No delay or omission on the part of the Holder in exercising any right under the Agreement shall operate as a waiver of such right or any other right hereunder.

4.

Prepayments.  The Company shall have the right, but not the obligation, to prepay the Note at any time or from time to time without any premium or penalty.

5.

Conversion.

5.1

Voluntary Conversion.  At the sole discretion of the Holder, the Holder shall have the right, but not the obligation, at any time on or after the third (3rd) anniversary of the date of this Note, to convert all or part of the then outstanding Obligations into a number of shares of Common Stock equal to the quotient obtained by dividing (a) the then outstanding Obligations to be converted by (b) the Conversion Price in effect at the time of such conversion; provided, that, notwithstanding the foregoing, (i) on or after the first (1st) anniversary of the date of this Note, the Holder shall be entitled to effect optional conversions with respect to up to one third (33-1/3%) of the Original Principal Amount plus any accrued interest, (ii) on or after the second (2nd) anniversary of the date of this Note, the Holder shall be entitled to effect optional conversions with respect to up to two thirds (66-2/3%) of the Original Principal Amount plus any accrued interest (taking into account any conversions effected on or after the first anniversary of the date of this Note), and (iii) on or after the third (3rd) anniversary of the date of this Note, the Holder shall be entitled to effect optional conversions with respect to the entire Original Principal Amount plus any accrued interest.  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the amount of principal and interest accrued under this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”).  At the Maturity Date, in the event the Holder has not converted the amount of the Obligations into Conversion Shares, the entire amount of the then outstanding Obligations shall become due and payable, and such outstanding Obligations shall be satisfied solely through the issuance of shares of Common Stock valued at the then-applicable Conversion Price.

5.2

 Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the number of shares of

Common Stock issuable upon conversion or payment of the principal and interest of the Note.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

5.3

Fractional Shares.  The Company shall not be required to issue fractions of shares on the Maturity Date or upon the conversion or payment hereof or to distribute certificates that evidence fractional shares nor shall the Company be required to make any cash payments in lieu of fractional shares.  In lieu of issuance any fractional shares or payment therefore, the Company will round up to the nearest whole share.

6.

Certain Adjustments.

6.1

Stock Dividends and Stock Splits.  If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.2

Reorganization, Reclassification, Consolidation, Merger, Sale; Company Not Survivor.  If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, at the Company’s option, either (i) the Holder of the Note shall be paid an amount equal to the outstanding principal and accrued interest under the Note at the time of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, or (ii) as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Conversion Shares immediately theretofore issuable upon conversion of the Note, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.  In the case of clause (ii) above, the Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Note.  The provisions of this paragraph 6.2 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

6.3

Calculations.  All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be, provided however, that the Company shall not be required to issue fractions of shares pursuant to Section 5.3 above.

6.4

Notice of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price or the number and kind of any securities issuable upon conversion of the Note, the Company will promptly calculate such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price and adjusted number of shares of Common Stock or type of alternate consideration issuable upon conversion of the Note (as applicable), describing the transactions giving rise to such adjustments and showing in reasonable detail the facts upon which such adjustment is based. Upon request, the Company will promptly deliver a copy of each such certificate to the Holder.

7.

Representations of Holder.

7.1

Access.  The Holder of this Note has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries, and acknowledges that the Company has provided the holder of this Note access to the personnel, properties, premises and books and records of the Company and its subsidiaries for this purpose, and the Holder of this Note has had an opportunity to ask questions of and receive responses from management of the Company, and has had an opportunity to review the Company’s public filings under the federal securities laws at www.sec.gov.

7.2

Investment Intent.  The Holder of this Note is making the loan evidenced by this Note solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Act").

8.

Successors and Assigns.  Subject to the restrictions on transfer described in Section 10 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.

Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

10.

Transfer of this Note.  Subject to the terms of the Agreement, this Note may not be transferred in part or in violation of any restrictive legend set forth hereon.  Subject to the terms of the Agreement, each new Note issued upon transfer of this Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, and any applicable state securities laws, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act and any applicable state securities laws, and the Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon, in each case which are to be satisfied through the issuance of shares of Common Stock, and for all other purposes whatsoever, and the Company shall not be affected by notice to the contrary.

11.

Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of the Holder.

12.

Treatment of Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report this Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

13.

No Rights as Member and/or Shareholder.  This Note, as such, creates a lender/borrower relationship and shall not entitle the Holder to any rights as a member, shareholder, officer, director, manager, other employee or agent of the Company, except as otherwise specified herein.  In no event shall any shares of Common Stock issuable to Holder hereunder be deemed to be outstanding until such shares of Common Stock are actually issued to the Holder.

14.

Payment in Shares of Common Stock.  Payment of any amounts due under this Note shall be made in shares of Common Stock valued at the then-applicable Conversion Price.

15.

Headings.  Headings and numbers have been set forth herein for convenience only and shall be given no substantive meaning whatsoever in construing the terms and conditions of this Note.

16.

Benefits of this Note.  Nothing in this Note shall be construed to give to any person, corporation or other entity other than the Company and any Holder of the Note any legal or equitable right, remedy or claim under the Note, and the Note shall be for the sole and exclusive benefit of the Company and any Holder of the Note.

17.

Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

18.

Usury.  The terms of this Note are based upon all available usury exceptions.  If, however, such exceptions are not available, all agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other amounts owed by the Company to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company.  In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law: (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof; and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this Section 18 shall control and supersede every other conflicting provision of all agreements between the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

CICERO INC., a Delaware corporation

By:	/s/
Name:	John Broderick
Title:	CEO

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert such currently outstanding principal and accrued interest as set forth below under the Convertible Note due _________, 20__ of Cicero Inc., a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note:

Principal Amount of Note for Which Conversion Has Previously Been Elected (if any):

Principal Amount of Note to be Converted:

Number of Shares of Common Stock to be Issued

(Principal and Accrued Interest to be Converted Divided by the Conversion Price on the Date of Conversion):

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:
Account No: